                       LIBERTY FINANCIAL COMPANIES, INC.
                EXHIBIT 12 - Statement re Computation of Ratios
                                ($ in millions)
                                       Three Months Ended     Six Months Ended
                                             June 30              June 30
                                       ------------------   -------------------
                                          1998     1997        1998       1997
                                       --------  --------   --------  ---------
Earnings:

 Pretax income                         $  43.5   $  43.9    $  88.9    $  95.7
   Add fixed charges:
    Interest on indebtedness               5.0       5.4       10.2       10.9
    Portion of rent representing
     the interest factor                   1.1       1.0        2.1        2.1
    Accretion to face value of
     redeemable convertible
     preferred stock                       0.2       0.2        0.4        0.4
                                       --------  --------   --------  ---------
 Sub-total of income as adjusted          49.8      50.5      101.6      109.1
    Interest on fixed annuities
     and financial products              140.2     147.2      282.3      294.5
                                       --------  --------   --------  ---------
 Total income as adjusted              $ 190.0   $ 197.7    $ 383.9   $  403.6
                                       ========  ========   ========  =========
Fixed charges:

 Interest on indebtedness              $   5.0    $  5.4    $  10.2   $   10.9
 Portion of rent representing
  the interest factor                      1.1       1.0        2.1        2.1
 Accretion to face value of
  redeemable convertible
  preferred stock                          0.2       0.2        0.4        0.4
                                       --------  --------   --------  ---------
 Sub-total of fixed charges                6.3       6.6       12.7       13.4
 Interest on fixed annuities and
  financial products                     140.2     147.2      282.3      294.5
                                       --------  --------   --------  ---------
 Combined fixed charges                  146.5     153.8      295.0      307.9
 Preferred stock dividends                 0.4       0.4        0.7        0.7
                                       --------  --------   --------  ---------
 Fixed charges and preferred
   stock dividends                     $ 146.9   $ 154.2    $ 295.7   $  308.6
                                       ========  ========   ========  =========

Ratio of earnings to fixed charges:

Excluding interest on fixed annuities
   and financial products                7.90x     7.65x      8.00x      8.14x
                                       ========  ========   ========  =========

Including interest on fixed annuities
   and financial products                1.30x     1.29x      1.30x      1.31x
                                       ========  ========   ========  =========
Ratio of earnings to combined fixed
   charges and preferred stock dividends:

 Excluding interest on fixed annuities
    and financial products               7.43x     7.21x      7.58x      7.74x
                                       ========  ========   ========  =========

 Including interest on fixed annuities
    and financial products               1.29x     1.28x      1.30x      1.31x
                                       ========  ========   ========  =========

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